Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MSA Safety Incorporated 2024 Non-Employee Directors’ Equity Incentive Plan of our reports dated February 16, 2024, with respect to the consolidated financial statements and schedule of MSA Safety Incorporated and the effectiveness of internal control over financial reporting of MSA Safety Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

July 26, 2024